Exhibit 2.3

SHARE PURCHASE AGREEMENT

BETWEEN

MAGELLAN HEALTH SERVICES INC.

AND

CALIFORNIA PHYSICIANS’ SERVICE D/B/A BLUE SHIELD OF CALIFORNIA

Dated as of January 28, 2011

TABLE OF CONTENTS

Page

EXECUTON COPY 1-28-11

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 28, 2011, between Magellan Health Services Inc., a Delaware corporation (the “Company”), and California Physicians’ Service d/b/a Blue Shield of California, a California not-for-profit mutual benefit corporation (“Purchaser”).

WHEREAS, on the terms and subject to the conditions set forth herein, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase and acquire from the Company, the number of shares of Ordinary Common Stock, par value $0.01 per share (“Common Stock”), of the Company below specified; and

WHEREAS, the parties will also be entering into a Strategic Alliance Agreement pursuant to which they will work together to develop new product and service offerings and to otherwise work collaboratively together as specified in such Strategic Alliance Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals and the representations, warranties, covenants, and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Definitions

1.1                                 Certain Definitions.  The following terms shall have the meanings set forth below (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person or any of its Subsidiaries, and the term “control” (including the terms “controlled by” and “under common control with”) means having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Behavioral Health Services Agreement” means that certain Letter of Agreement entered into by and between the Company and Purchaser dated as of January 28, 2011, regarding the provision by the Company of certain behavioral health services described therein.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized or required by Law to close.

“Capital Stock” means, in respect of any Person, any shares or other equivalents (however designated) of any class of corporate stock, partnership interests, or membership interests in a limited liability company or any other participations, rights, warrants, options, or other interests in the nature of an equity interest in such Person, including preferred stock.

“Change of Control” means (i) a merger or consolidation of the Company with or into any other corporation or other entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s outstanding securities or all or substantially all of the Company’s assets, (iii) the acquisition by a Person or group (within the meaning of SEC Rule 13d-5 promulgated under the Exchange Act) of beneficial ownership of 50% or more of the Company’s outstanding Common Stock, (iv) the acquisition by a Person or group (within the meaning of

SEC Rule 13d-5 promulgated under the Exchange Act) of the right, whether by management agreement or otherwise, to control the management or direction of the Company, or (v) any transaction in which the Company sells or otherwise transfers to a third party not an Affiliate of the Company any equity interests or a material portion of the assets of any subsidiary that is party to the Behavioral Health Services Agreement (or any of the agreements contemplated therein) or in which the Company ceases to have the sole right to control the management and direction of any such subsidiary; provided, however, that the following events shall not constitute a “Change of Control”: (a) a merger or consolidation of the Company in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold at least a majority of the voting securities in the successor corporation immediately after the merger or consolidation; (b) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a wholly owned subsidiary corporation; (c) a mere reincorporation of the Company; or (d) a transaction undertaken for the sole purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Common Stock” has the meaning ascribed to it in the recitals to this Agreement.

“Company” has the meaning ascribed to it in the preamble to this Agreement.

“Company Documents” has the meaning ascribed to it in Section 3.2.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated September 14, 2010, between Magellan Health Services, Inc., and Blue Shield of California.

“Contracts” has the meaning ascribed to it in Section 3.16.

“Default” has the meaning ascribed to it in Section 3.4.

“DGCL” means the General Corporation Law of the State of Delaware, 8 Del. Code, as amended.

“Encumbrance” means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding, or obligation, whether written or oral, and whether or not relating in any way to credit or the borrowing of money.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning ascribed to it in Section 3.9.

“GAAP” has the meaning ascribed to it in Section 3.9.

“Governmental Entity” means any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality, governmental or quasi-governmental, domestic or foreign.

“Interim Balance Sheet Date” has the meaning ascribed to it in Section 3.10.

“Law” means, the common law and all federal, state, local, and foreign laws, rules and regulations, Orders, and other determinations of the United States, any foreign country, or any domestic or foreign Governmental Entity.

“Liabilities” in respect of a Person means all indebtedness, obligations, and other liabilities of a Person, whether absolute, accrued, contingent, known or unknown, fixed or otherwise, or whether due or to become due.

“Material Adverse Effect” means any result, occurrence, fact, change, or event that, individually, or in the aggregate with any such other results, occurrences, facts, changes, or events, has a material adverse effect on (i) the business, operations or financial position of any of the Company and its subsidiaries, taken as a whole, (ii) the ability of the Company to perform in a timely manner any of its obligations under this Agreement or any of the Transaction Documents or any transaction contemplated hereby or thereby, or (iii) the legality, validity, or enforceability of this Agreement or the other Company Documents.

“Order” has the meaning ascribed to it in Section 3.4.

“Permitted Encumbrances” means (i) Encumbrances for current taxes not yet due and payable or that are being contested in good faith; (ii) any materialmen’s, mechanics, workmen’s, repairmen’s, contractor’s, warehousemen’s, carrier’s, supplier’s, vendor’s, or similar Encumbrances if payment is not yet due on the underlying obligation or that are being contested in good faith; and (iii) Encumbrances consisting of zoning or planning regulations, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or impair the use of, property as it is presently used in connection with the business of the Company and its subsidiaries.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchaser” has the meaning ascribed to it in the recitals to this Agreement.

“Purchaser Documents” has the meaning ascribed to it in Section 4.2.

“Receiving Party” has the meaning ascribed to it in Section 5.6.

“Related Agreements” means the Behavioral Health Services Agreement and the Strategic Alliance Agreement.

“Representatives” means a Person’s officers, directors, members, managers, partners, employees, accountants, counsel, consultants, advisors, financial sources, financial institutions and agents.

“SEC” means the U.S. Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning ascribed to it in Section 2.1.

“Strategic Alliance Agreement” means that certain Strategic Alliance Agreement by and between the Company and Purchaser dated as of January 28, 2011, pursuant to which the parties have agreed to cooperate regarding certain strategic matters described therein.

“Subsidiary” means, in respect of the Company, any subsidiary that constitutes a “significant subsidiary” within the meaning of Rule 1-02(w) of SEC Regulation S-X, as in effect on the date hereof.

“Transaction Documents” means, collectively, this Agreement, the certificates representing the Shares and each other agreement, instrument, certificate, or other document to be executed by the parties in accordance herewith in order to effect the transactions contemplated by this Agreement.

1.2                                 Construction.

(a)                                  All references to “Articles,” “Sections,” “Schedules,” and “Exhibits” contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, schedules, or exhibits of or to this Agreement.

(b)                                 As used in this Agreement, the following terms shall have the meanings indicated: (i) “day” means a calendar day; (ii) “U.S.” or “United States” means the United States of America; (iii) “dollar” or “$” means lawful currency of the United States; (iv) “including” or “include” means “including without limitation”; and (v) references in this Agreement to specific Laws, or to specific sections or provisions of Laws, apply to the respective U.S. or state Laws that bear the names so specified and to any succeeding Law, section, or provision corresponding thereto and the rules and regulations promulgated thereunder.

ARTICLE II
Purchase and Sale of Securities

2.1                                 Purchase and Sale of Securities.  On the terms and subject to the conditions set forth herein, on the Closing Date, the Company shall issue, sell, and deliver to Purchaser, and Purchaser shall purchase and acquire from the Company, 416,840 shares of Common Stock (the “Shares”).

2.2                                 Purchase Price.  On the terms and subject to the conditions set forth herein, the consideration to be paid to the Company by Purchaser for the Shares to be purchased by Purchaser pursuant hereto shall be, $47.98 per Share, for a collective purchase price for all the Shares to be purchased hereunder (the “Purchase Price”) of $20,000,000.  The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the Company’s account designated on Schedule 2.2 hereto.

2.3                                 Closing Date.  The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m, local time, on January 31, 2011 or, if all of the conditions contained in Article VI have not been satisfied or waived by such date (other than those conditions which by their nature are to be satisfied at the Closing), then on the second Business Day after the date on which all of the conditions contained in Article VI have been satisfied or waived, as applicable, or at such other place, time, or date as may be mutually agreed to in writing by Purchaser and the Company.  The date of the Closing is referred to herein as the “Closing Date.”

2.4                                 Acceptability of Proceedings at Closing.  All actions to be taken and all documents to be executed and delivered by the Company in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and all actions to be taken and all documents to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated at the Closing shall be reasonably satisfactory in form and substance to the Company and its counsel.  All actions to be taken and all documents to be executed and delivered by all parties hereto at the Closing shall be deemed to have been taken and executed and delivered simultaneously, and no action shall be deemed taken nor any document executed or delivered until all have been taken, executed, and delivered.  At the Closing, (i) the Company shall deliver to Purchaser the items described in Section 7.1 and (ii) Purchaser shall deliver to the Company the items described in Section 7.2.

ARTICLE III
Representations and Warranties of the Company

The Company hereby makes the following representations and warranties to Purchaser, each of which is true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by Purchaser:

3.1                                 Organization and Power.  The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware.  The Company has the requisite corporate power and authority to own, lease, or otherwise hold the assets and properties owned, leased, or otherwise held by it and necessary to carry on its business as presently conducted.  Except as set forth on Schedule 3.1, the Company and each of its Subsidiaries is in good standing and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2                                 Authorization.  The Company has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated hereby (the “Company Documents”) and to perform its obligations hereunder and thereunder.  The execution and delivery by the Company of this Agreement and each Company Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate (including stockholder) action on the part of the Company.  This Agreement has been (and each Company Document requiring execution will be) duly executed and delivered by duly authorized officers of the Company and, assuming the due execution and delivery of this Agreement and each Company Document by the other party or parties hereto or thereto, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3.3                                 Consents and Approvals.  Except as set forth on Schedule 3.3, no consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity (including any consent, approval, waiver, or authorization in respect of any Contract or permit or license) is required to be obtained or made by or in respect of the Company in connection with the execution and delivery of this Agreement or any Company Document by the Company, the performance by the Company of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby, other than the filing of a Form D with the SEC and any applicable state securities regulatory authority.

3.4                                 No Conflicts.  The execution and delivery of this Agreement and each Related Agreement do not (and of each Company Document will not), and neither the performance by the Company of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated hereby and thereby, will, (i) conflict with the certificate of incorporation or bylaws of the Company, (ii) except as set forth on Schedule 3.4, conflict with, result in any violation of, constitute a default (with or without notice, lapse of time, or both (a “Default”)) under, or give rise to a right of termination, cancellation, or acceleration of, or any obligation or to loss of a benefit under, any material contract, (iii) violate, constitute a Default under, or cause the forfeiture, impairment, non-renewal, revocation, or suspension of any material permit or license, (iv) violate any citation, order, judgment, decree, writ, or injunction (“Order”) of any Governmental Entity applicable to the Company or any of its Subsidiaries, (v) violate any Law applicable to the Company or any of its Subsidiaries, or (vi) result in the creation of any material Encumbrance upon any of the assets or properties of the Company or its Subsidiaries.

3.5                                 Broker’s Fees.  No agent, broker, finder, investment banker, financial advisor, or other similar Person will be entitled to any fee, commission, or other compensation in connection with the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by the Company or any of its Affiliates or Representatives.

3.6                                 Capitalization.

(a)                                  The authorized Capital Stock Company consists of (i) 100,000,000 shares of Ordinary Common Stock, of which as of December 31, 2010 33,781,851 shares were issued and outstanding, (ii) 40,000,000 shares of Multiple and Variable Vote Restricted Convertible Common Stock, of which as of December 31, 2010 no shares were issued or outstanding and which shares may no longer be issued, and (iii) 10,000,000 shares of Preferred Stock, of which no shares are issued or outstanding.  All of the issued and outstanding shares of Capital Stock of the Company are duly authorized, validly issued, fully paid, and nonassessable, and were not issued in violation of any preemptive rights.

(b)                                 Other than options or restricted stock units issued to employees of the Company and this Agreement, there are (i) no authorized or outstanding securities, rights (preemptive or other), subscriptions, calls, commitments, warrants, options, or other agreements that give any Person the right to purchase, subscribe for, or otherwise receive or be issued Capital Stock of the Company or any security convertible into or exchangeable or exercisable for Capital Stock of the Company, (ii) no outstanding debt or equity securities of the Company that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company of any new or additional Capital Stock of the Company (or any other securities of the Company which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for Capital Stock of the Company), (iii) no agreements or commitments obligating the Company to repurchase, redeem, or otherwise acquire Capital Stock or other securities of the Company or its Subsidiaries, and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests in respect of the Company.  The Company has not issued any voting indebtedness.

3.7                                 Authorization of Shares.  When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances.

3.8                                 Valid Offering; Investment Company Act.  Assuming the accuracy of the representations and warranties of Purchaser set forth in Article IV, the offer, sale, and issuance of the Shares as contemplated hereby will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration or qualification requirements of all applicable state securities Laws.  Neither the Company nor any Person acting on its behalf will take any action that would cause the loss of any such exemption.  Assuming the accuracy of the representations and warranties of Purchaser set forth in Article IV, the offer, sale, exchange, and issuance of the Shares as contemplated hereby will comply with all applicable federal and state Laws.  The Company is not, and after giving effect to the issuance of the Shares and the application of the proceeds thereof will not be, an “investment company” within the meaning of Investment Company Act of 1940, as amended.

3.9                                 SEC Reports; Financial Statements.

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC and each registration statement, prospectus, report, schedule and definitive proxy statement filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act since the filing of such Annual Report and prior to the date hereof (collectively, the “Company Reports”) did not as of the date filed contain any untrue statement of a material fact or omit to state any material fact required to be stated herein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to have modified information as of an earlier date.  The Company Reports complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act as in effect on the dates such Company Reports were filed.  The Company has filed all registration statements, prospectuses, reports, schedules and definitive proxy statements (including all exhibits) required to be filed by it with the SEC since January 1, 2010.  To the knowledge of the Company, as of the date hereof, there are no material unresolved SEC comments.

(b)  The consolidated financial statements of the Company included in the Company Reports filed prior to the date hereof (the “Financial Statements”) complied, and those in any Company Reports filed after the date and before the Closing Date will comply, as to form in all material aspects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presented, or will fairly present, in accordance with U.S. generally accepted accounting principles consistently applied (“GAAP”), the consolidated financial position of the Company as of the dates thereof and its consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments that are not expected to be material).

3.10                           Absence of Undisclosed Liabilities.  Except as described in Schedule 3.10, the Company and its Subsidiaries have no Liabilities that are required to be reflected in, reserved against, or otherwise described in a balance sheet (or the notes thereto) prepared in accordance with GAAP except (i) those Liabilities provided for or reserved against in the Financial Statements, (ii) Liabilities arising in the ordinary course of business consistent with past practice since September 30, 2010 (the “Interim Balance Sheet Date”) or as do not, singly or in the aggregate, have, and would not reasonably be expected to have, a Material Adverse Effect, or (iii) Liabilities under this Agreement or the Related Agreements.

3.11                           Absence of Certain Changes.  Except as set forth on Schedule 3.11, since the Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has (i) suffered any event or circumstance that, individually or in the aggregate with any such other results, occurrences, fact, changes or event has had or could reasonably be expected to have in a Material Adverse Effect or (ii) declared, set aside, or paid any dividend or made or agreed to make any other distribution or payment in respect of its Capital Stock or redeemed, purchased, or otherwise acquired or agreed to redeem, purchase, or acquire any of its Capital Stock or other securities.

3.12                           Litigation.  Except as set forth on Schedule 3.12, there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company nor is there any basis therefor known to the Company which would reasonably be expected to have a Material Adverse Effect.  There is no material judgment, decree or order of any court in effect against the Company and the Company is not in Default with respect to any Order to which the Company is a party or by which it is bound.

3.13                           No Defaults, Violations or Conflicts.  The Company is not in violation of any term or provision of its Certificate of Incorporation or By-laws.  Except as set forth on Schedule 3.13, the Company is not in violation of any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, decree, order, statute, rule or regulation, other than any such violation that would not reasonably be expected to have a Material Adverse Event.

ARTICLE IV
Representations and Warranties of Purchaser

Purchaser hereby makes the following representations and warranties to the Company, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date:

4.1                                 Organization.  Purchaser is a not-for-profit mutual benefit corporation duly formed, validly existing, and in good standing under the Laws of the State of California.

4.2                                 Authorization.  Purchaser has the requisite corporate power to execute and deliver this Agreement and each other Transaction Document to be executed by it in connection with the consummation of the transactions contemplated of it hereby (the “Purchaser Documents”) and to perform its obligations hereunder and thereunder.  The execution and delivery by Purchaser of this Agreement and each Purchaser Document and the performance by it of its obligations hereunder and thereunder have been (or at the time of execution will be) duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement has been (and each Purchaser Document will be) duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement and each Purchaser Document by the other party or parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

4.3                                 Consents and Approvals.  No consent, approval, waiver, order, or authorization of, or registration, declaration, or filing with, or notice to, any Person or Governmental Entity is required to be obtained or made by or in respect of Purchaser in connection with the execution and delivery of this Agreement or any Purchaser Document by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby.

4.4                                 No Conflicts.  The execution and delivery of this Agreement does not (and each Purchaser Document will not), and neither the performance by Purchaser of its obligations hereunder and thereunder, nor the consummation of the transactions contemplated of it hereby and thereby, will (i) conflict with the articles of incorporation or bylaws of Purchaser or (ii) violate any Order of any Governmental Entity or Law applicable to Purchaser.

4.5                                 Brokers’ Fees.  Neither Purchaser nor any Person acting on its behalf has agreed to pay any commission, finder’s or broker’s fee, or similar payment in connection with the transactions contemplated by this Agreement or any matter related hereto to any Person for which the Company or any of its Subsidiaries will be liable.

4.6                                 Securities Law Matters.  Purchaser has been afforded such opportunity to ask such questions of the Company, and to receive answers, as Purchaser has considered necessary for the purpose of deciding to enter into this Agreement and to purchase the Shares as contemplated hereby.  Purchaser will be acquiring the Shares for investment for its own account, and not with a view to, or for sale in connection with, any distribution thereof.  Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.  Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.  Purchaser understands and acknowledges that the offer and sale of the Shares pursuant to this Agreement have not been registered under the Securities Act, or the securities Laws of any state or foreign jurisdiction and, unless so registered, may not be offered, sold, transferred, or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities Laws of any state or foreign jurisdiction.

ARTICLE V
Covenants

5.1                                 Conduct of the Business.  Except for the transactions contemplated by this Agreement and except as may be approved by Purchaser in writing, between the date hereof and the Closing Date the Company will, and will cause its Subsidiaries to, in all material respects (i) conduct the business of the Company and its Subsidiaries only in the ordinary course of business consistent with past practice, (ii) maintain in good repair all of the assets and properties of the Company and its Subsidiaries, and (iii) preserve intact the current business operations of the Company and its Subsidiaries, keep available the services of the officers and employees of the Company and its Subsidiaries, and preserve the Company’s and each of its Subsidiary’s relationships with customers, suppliers, licensors, and others having business relationships with the Company or any of its Subsidiaries.

5.2                                 Further Assurances.  Subject to the terms and conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, as promptly as practicable, all things necessary, proper, or advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated hereby.  At and from time to time after the Closing, at the request of any party hereto, the other party shall execute and deliver such additional certificates, instruments, and other documents and take such other actions, as such party may reasonably request in order to carry out the purposes of this Agreement.

5.3                                 Covenants.

(a)                                  Each party hereto shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and shall use all reasonable efforts to obtain, as promptly as practicable, (i) all authorizations, consents, orders and approvals of all Governmental Entities that may be or become necessary for such party’s execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents and (ii) all approvals and consents required under all contracts to which such party is a party to consummate the transactions contemplated hereby.  Each party will cooperate fully (including, without limitation, by providing all information the other party reasonably requests) with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)                                 Each party hereto shall promptly inform the other party of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity in respect of the transactions contemplated hereby, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

5.4                                 Public Announcements.  The Company and Purchaser will consult with each other and will mutually agree (the agreement of each party not to be unreasonably withheld, delayed or conditioned) upon the content and timing of any press release or other public statement in respect of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law and stock exchange listing standards; provided, however, that the Company and Purchaser will give prior notice to the other party of the content and timing of any such required press release or other public statement.

5.5                                 Notification.  From the date hereof through the Closing Date, the Company will notify Purchaser of any change, circumstance, condition, development, effect, event, fact, or result in respect of the business, operations, financial condition, results of operations, assets, liabilities, or prospects of the Company or its Subsidiaries that, individually or in the aggregate, has resulted in or could reasonably be expected to have in a Material Adverse Effect.

5.6                                 Use of Proceeds.  The Company may use the proceeds received from the issuance and sale of the Shares for any corporate purpose.

5.7                                 Restrictions on Transfer.  Purchaser shall not sell, assign or otherwise transfer (voluntarily or by entering into a transaction resulting in a transfer by operation of law) any of the Shares during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (“Restricted Period”); provided, however, that Purchaser may transfer Shares to an Affiliate as long as the Affiliate agrees with the Company to be subject to like restrictions on transfer; and provided further that upon the occurrence of a Change of Control prior to the second anniversary of the Closing Date; (a “Restricted Period Termination Event”), the Restricted Period shall terminate upon the later of (i) the six-month anniversary of the Closing Date and (ii) the date of such Restricted Period Termination Event.  The certificates evidencing the Shares shall be legended to reflect this restriction as well as the restriction applicable under the Securities Act in accordance with Section 4.6.

ARTICLE VI
Conditions Precedent to Closing

6.1                                 Conditions Precedent to the Company’s Obligations.  The obligation of the Company to consummate the issuance and sale of the Shares as contemplated hereby on the Closing Date is subject to the satisfaction or waiver by the Company on the Closing Date of the following conditions:

(a)                                  Accuracy of Representations and Warranties.  Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than such representations and warranties that specifically relate to an earlier date (which need only be so true and correct as of such date).

(b)                                 Performance of Covenants.  Purchaser shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

(c)                                  Closing Deliveries.  Purchaser shall have delivered to the Company each item set forth in Section 7.2 required to be delivered by Purchaser at or before the Closing.

(d)                                 Litigation.  No action, suit, or proceeding shall have been initiated or threatened for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking damages on account thereof.

(e)                                  Consents and Waivers.  All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required in connection with the execution and delivery of this Agreement or any Transaction Document, the performance by Purchaser of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective prior to or as of the Closing Date.

(f)                                    Related Agreements.  Substantially simultaneously with the execution and delivery of this Agreement, the Company and Purchaser shall have entered into the Related Agreements and such agreements shall remain in full force and effect at the time of the Closing.

6.2                                 Conditions Precedent to Purchaser’s Obligations.  The obligation of Purchaser to consummate the purchase of the Shares from the Company as contemplated hereby on the Closing Date is subject to the satisfaction or waiver by Purchaser on the Closing Date of the following conditions:

(a)                                  Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date other than such representations and warranties that specifically relate to an earlier date (which need only be true and correct as of such date).

(b)                                 Performance of Covenants.  The Company shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

(c)                                  Closing Deliveries.  The Company shall have delivered to Purchaser each item set forth in Section 7.1 required to be delivered by the Company at or before the Closing.

(d)                                 Litigation.  No action, suit, or proceeding shall have been initiated for the purpose or with the probable or reasonably likely effect of enjoining or preventing the consummation of the transactions contemplated hereby or seeking damages on account thereof.

(e)                                  Consents and Waivers.  All approvals, authorizations, consents, and waivers of any Person or Governmental Entity that are required in connection with the execution and delivery of this Agreement or any Transaction Document, the performance by the Company of its obligations hereunder or thereunder, and the consummation of the transactions contemplated hereby and thereby shall have been duly obtained and effective prior to or as of the Closing Date.

(f)                                    No Material Adverse Effect.  Since the Interim Balance Sheet Date, there shall not have occurred any event, circumstance, condition, fact, or other matter that has had or could reasonably be expected to have a Material Adverse Effect.

(g)                                 Related Agreements.  Substantially simultaneous with the execution and delivery of this Agreement, the Company and Purchaser shall have entered into the Related Agreements and such agreements shall remain in full force and effect at the time of the Closing.

ARTICLE VII
Closing Deliveries

7.1                                 Items to Be Delivered by the Company.  At the Closing, the Company shall deliver to Purchaser:

(a)                                  Stock Certificates.  One or more validly issued certificates representing the Shares duly executed by the appropriate officers of the Company.

(b)                                 Officer’s Certificate.  A certificate, dated as of the Closing Date, duly executed by the President or a Vice President and the Secretary or Assistant Secretary of the Company certifying that the conditions set forth in Sections 6.2(a) and (b) have been fully satisfied.

7.2                                 Items to Be Delivered by Purchaser  At the Closing Purchaser shall deliver to the Company:

(a)                                  Purchase Price.  The Purchase Price in accordance with Section 2.2.

(b)                                 Officer’s Certificates.  A certificate, dated as of the Closing Date, duly executed by the President or a Vice President and a Secretary or an Assistant Secretary of Purchaser certifying that the conditions set forth in Sections 6.1(a) and (b) have been fully satisfied.

ARTICLE VIII
Survival of Representations, Warranties and Covenants

8.1                                 Survival of Representations, Warranties and Covenants.

(a)                                  The representations and warranties of the Company and Purchaser contained in this Agreement shall survive for a period of one year after the Closing Date (except for the representations and warranties made in Sections 3.1, 3.2, 4.1 and 4.2, which shall survive for the applicable period of the statute of limitations) and shall be unaffected by any investigation heretofore or hereafter made by Purchaser or the Company.  Any claim in respect of any representation or warranty that is not asserted by notice given as herein provided prior to the expiration of the specified period of survival shall not be pursued and is hereby irrevocably waived upon the expiration of such period of survival.

(b)                                 Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive and remain in effect indefinitely.

ARTICLE IX

Termination

9.1                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)                                  by the written agreement of Purchaser and the Company;

(b)                                 by Purchaser or the Company if there shall have been entered a final, non-appealable order or injunction by any Governmental Entity prohibiting or restraining the consummation of the transactions contemplated hereby or any material part hereof;

(c)                                  by Purchaser or the Company in the event of a material breach by the other party of any representation, warranty, or covenant set forth in this Agreement, which breach is not cured within five days after receipt of written notice thereof by the breaching party from the non-breaching party; and

(d)                                 by Purchaser or the Company on or after March 1, 2011, if the Closing has not occurred prior to such date.

The party desiring to terminate this Agreement pursuant to Section 9.1(b), 9.1(c), or 9.1(d) shall promptly give written notice of such termination to the other party.

9.2                                 Effect of Termination.  Except for this Section 9.2, Section 5.6 and Articles VIII and X which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall become null and void and of no further force and effect and all obligations of the parties hereto shall terminate and there shall be no liability or obligation of any party hereto; provided, however, that nothing herein shall relieve any party hereto from liability for its Default under or breach of any representation, warranty, covenant, or agreement under this Agreement prior to such termination.

ARTICLE X

Miscellaneous

10.1                           Amendments.  This Agreement may be amended, modified, or supplemented only pursuant to a written instrument making specific reference to this Agreement and signed by each of the parties hereto.

10.2                           Assignment.  This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other party hereto; provided, however, that Purchaser may, without obtaining the prior written consent of the Company, assign, delegate, or otherwise transfer its rights and obligations hereunder to any Affiliate of Purchaser.  The Company shall execute such acknowledgements of such assignments in such form as Purchaser may from time to time reasonably request.  Any attempted assignment, delegation, or transfer in violation of this Section 10.2 shall be void and of no force or effect.

10.3                           Binding Effect.  Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4                           Counterparts.  This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.5                           Entire Agreement.  This Agreement (including the Schedules attached hereto), the Confidentiality Agreement and the Transaction Documents constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersede all prior agreements or understandings, among the parties hereto in respect of the subject matter hereof and thereof.

10.6                           Fees and Expenses.  Each party shall pay its owns expenses incurred in connection with the preparation, negotiation, execution, delivery, and performance of this Agreement and the Related Agreements and each Transaction Document and the consummation of the transactions contemplated hereby and thereby.

10.7                           Governing Law.  This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of New York applicable to contracts executed and performable solely in such state.

10.8                           Headings.  The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

10.9                           Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in federal court sitting in the Southern District of New York or, if such court does not have jurisdiction, any court of general jurisdiction sitting in the Borough of Manhattan, New York County, New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

10.10                     Notices.  Any notice, demand, request, instruction, correspondence, or other document required or permitted to be given hereunder by any party to the other shall be in writing and delivered (i) in person, (ii) by a nationally recognized overnight courier service requiring acknowledgment of receipt of delivery, (iii) by United States certified mail, postage prepaid and return receipt requested, or (iv) by facsimile, as follows:

If to the Company, to:

Magellan Health Services Inc.

55 Nod Road

Avon, Connecticut  06001

Attention:  Daniel N. Gregoire, Executive Vice President and General Counsel

Facsimile No.:  860-507-1990

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York  10153

Attention:  Robert L. Messineo

Facsimile No.:  212-310-8007

If to Purchaser, to:

California Physicians’ Service d/b/a Blue Shield of California

50 Beale Street

San Francisco, California 94105

Attention:  Seth Jacobs, Senior Vice President and General Counsel

Facsimile No.:  415-229-5056

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

505 Montgomery Street, 20th Floor

San Francisco, California  94111

Attention:  Scott R. Haber and Robert E. Burwell

Facsimile No.:  415-395-8095

Notice shall be deemed given, received, and effective:  (i) if given by personal delivery or courier service, on the date of actual receipt by the receiving party or, if delivery is refused, on the date delivery was first attempted; (ii) if given by certified mail, the third day after being so mailed if posted with the United States Postal Service; and (iii) if given by facsimile, the date on which the facsimile is transmitted if confirmed by transmission report during the transmitter’s normal business hours, or at the beginning of the next Business Day after transmission if confirmed at any time other than during the transmitter’s normal business hours.  Any person entitled to notice may change any address or facsimile number to which notice is to be given to it by giving notice of such change of address or facsimile number as provided in this Section 10.10.  The inability to deliver notice because of changed address or facsimile number of which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

10.11                     No Recourse.  Notwithstanding any provision of this Agreement that may be to the contrary, the Company and the Purchaser each agree that neither it nor any person acting on its behalf may assert any claim or cause of action against any officer, director, stockholder, controlling person, manager, member, partner, employer, agent, representative, or affiliate of the other in connection with, arising out of, or relating to this Agreement, the Transaction Documents, or the transactions contemplated hereby or thereby.

10.12                     Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of competent jurisdiction) to be invalid, illegal, or unenforceable under the applicable Law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

10.13                     Third-Party Beneficiaries.  Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto and their respective permitted assigns any rights or remedies under of by reason of this Agreement or the transactions contemplated hereby.

10.14                     Waiver.  The rights and remedies provided for herein are cumulative and not exclusive of any right or remedy that may be available to any party whether at law, in equity, or otherwise.  No delay, forbearance, or neglect by any party, whether in one or more instances, in the exercise or any right, power, privilege, or remedy hereunder or in the enforcement of any term or condition of this Agreement shall constitute or be construed as a waiver thereof.  No waiver of any provision hereof, or consent required hereunder, or any consent or departure from this Agreement, shall be valid or binding unless expressly and affirmatively made in writing and duly executed by the party to be charged with such waiver.  No waiver shall constitute or be construed as a continuing waiver or a waiver in respect of any subsequent breach or Default, either of similar or different nature, unless expressly so stated in such writing.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MAGELLAN HEALTH SERVICES INC.

By:	/s/ René Lerer

Name:	René Lerer
Title:	Chairman & CEO

CALIFORNIA PHYSICIANS’ SERVICE D/B/A BLUE SHIELD OF CALIFORNIA

By:	/s/ Seth Jacobs

Name:	Seth Jacobs
Title:	Secretary